Exhibit 10.3

AMENDMENT TO OFFER LETTER

THIS AMENDMENT dated January 3, 2004 (the “Amendment”) shall amend the offer letter dated March 14, 2003, (the “Offer Letter”) by and between Redback Networks Inc., a Delaware corporation (the “Company”), and Georges Antoun (“Mr. Antoun”).

WHEREAS, the parties previously entered into an offer letter dated August 22, 2001, which was superceded and replaced by the Offer Letter and no longer has any legal force or effect;

WHEREAS, the parties previously entered into a verbal modification to the Offer Letter on July 21, 2003 to reflect Mr. Antoun’s new position at the Company as the Senior Vice President of Worldwide Field Operations and Product Management (the “Verbal Modification”);

WHEREAS, the parties hereto wish to amend the Offer Letter to memorialize the Verbal Modification and reflect Mr. Antoun’s new change in control provision applicable to his stock option grant;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto agree as follows:

1.	The Verbal Modification included the following amendments and modifications to the Offer Letter and are memorialized herein:

A.	Title. The first sentence of the Offer Letter is deleted in its entirety and replaced with the following:

I am pleased to offer you the position of Senior Vice President of Worldwide Field Operations and Product Management effective as of July 21, 2003.

B.	Compensation. The entire paragraph of Section 1 is deleted in its entirety and replaced with the following:

You will be paid an annual salary of $300,000.00, payable in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustments pursuant to the Company’s employee compensation policies on a periodic basis.

C.	Bonus. The entire paragraph of Section 2 is deleted in its entirety and replaced with the following:

You will also be eligible to earn and be paid monthly commissions based upon your performance, and the overall performance of the Company. Your incentive commission for 2003 shall be based on mutually agreed upon objectives between you and the Company’s Chief Executive Officer. If you reach 100% of your objectives for 2003, you will receive an annual commission of $250,000.00 gross, prorated by the number of months of service completed by you during 2003. Therefore, the total on target earnings for 2003 shall be $550,000.00 gross on an annual basis, prorated by the number of months of service completed by you during 2003. The commission plan may be changed from time to time at the sole discretion of the Company. The fact that a commission is paid in one year is no guarantee that commissions will be paid in subsequent years.

Bonus and/or Commission plans will be subject to adjustment pursuant to the Company’s employee compensation policies on a periodic basis.

2	The following changes to the Offer Letter are in effect as of the date of this Amendment:

Severance Agreement. The first sentence of Section 4 is deleted in its entirety and replaced with the following:

In the event (i) a Change in Control occurs (as defined in the Company’s 1999 Stock Incentive Plan) and (ii) within twelve (12) months following such Change in Control, either (A) your service with Company is involuntarily terminated without cause, or (B) you terminate your employment following an involuntary reduction in the nature or scope of your services to the Company (including a material reduction in your employment responsibilities), you will receive one hundred percent (100%) accelerated vesting of your stock option grant.

For purposes of greater clarity, your right to continue receiving your base pay for a period of twelve (12) months after your termination following a Change in Control remains unchanged and in full force and effect as detailed in the last two sentences of Section 4 of the Offer Letter.

3.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer Letter.

4.	This Amendment and the Offer Letter constitute the entire agreement relating to the subject matter hereof, and the Offer Letter shall remain unchanged and in full force and effect, including the “AT WILL” nature of your employment as set forth in Section 3 of the Offer Letter.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Redback Networks Inc.

Name: Kevin DeNuccio
Title: President and CEO

Georges Antoun